Exhibit (h)(4)(iii)

AMENDMENT NO. 2

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 2 to the Amended and Restated Expense Limitation Agreement, dated as of May 1, 2005, between AXA Equitable Life Insurance Company (“Equitable” or the “Manager”) and AXA Enterprise Multimanager Funds Trust (“Trust”) (“Amendment No. 2”).

The Manager and Trust hereby agree to modify and amend the Amended and Restated Expense Limitation Agreement (the “Expense Limitation Agreement”), dated as of June 1, 2002 and as amended by Amendment No. 1 dated as of January 5, 2005 as follows:

1.	New Fund. The Manager and the Trust have determined to add the AXA Enterprise Moderate-Plus Allocation Fund (“New Fund”) terms and conditions contained in the Agreement and at the level of the expense limitation applicable to the New Fund as set forth in the attached schedule.

2.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust, is hereby replaced in its entirety by the Amendment No. 2 to Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA ENTERPRISE MULTIMANAGER FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Kenneth T. Kozlowski	By:	/s/ Steven M. Joenk
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

AMENDMENT NO. 2

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit
	Class A	Class B	Class C	Class Y
AXA Enterprise Multimanager Core Equity Fund	1.45%	2.20%	2.20%	1.20%

AXA Enterprise Multimanager Growth Fund	1.45%	2.20%	2.20%	1.20%

AXA Enterprise Multimanager Value Fund	1.45%	2.20%	2.20%	1.20%

AXA Enterprise Multimanager Mid Cap Growth Fund	1.70%	2.45%	2.45%	1.45%

AXA Enterprise Multimanager Mid Cap Value Fund	1.70%	2.45%	2.45%	1.45%

AXA Enterprise Multimanager International Equity Fund	1.90%	2.65%	2.65%	1.65%

AXA Enterprise Multimanager Technology Fund	1.95%	2.70%	2.70%	1.70%

AXA Enterprise Multimanager Health Care Fund	1.95%	2.70%	2.70%	1.70%

AXA Enterprise Multimanager Core Bond Fund	1.05%	1.80%	1.80%	0.80%

AXA Enterprise Money Market Fund II	0.95%	1.70%	1.70%	0.70%

AXA Enterprise Conservative Allocation Fund	0.90%	1.45%	1.45%	0.45%

AXA Enterprise Moderate Allocation Fund	0.90%	1.45%	1.45%	0.45%

AXA Enterprise Moderate-Plus Allocation Fund	0.90%	1.45%	1.45%	0.45%

AXA Enterprise Aggressive Allocation Fund	0.90%	1.45%	1.45%	0.45%